Exhibit 10.5
PURCHASE AND OPTION AGREEMENT
THIS AGREEMENT made as of March 16, 2004.

BETWEEN:

QUANECO, L.L.C., a limited liability company organized under the laws of the State of Oklahoma (hereinafter referred to as “Quaneco”)

- and -

FELLOWS ENERGY, LTD., a body corporate incorporated under the laws of the State of Colorado (hereinafter referred to as “Fellows Energy”)

WHEREAS Quaneco has agreed to grant Fellows Energy the exclusive and irrevocable option to acquire a 65% interest in the Assets and Fellows Energy has agreed to pay Quaneco the Initial Payment and conduct certain work on the Option Lands to have the exclusive right to exercise the option to acquire an interest in the Assets for the consideration and in accordance with the terms and conditions set forth herein;

NOW THEREFORE in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the Parties agree as follows:

ARTICLE I - INTERPRETATION

1.1 Definitions

In this Agreement including the recitals, and the Schedules, unless otherwise stated or unless the context otherwise requires, the following words and phrases will have the meanings hereby assigned to them:

a)
“Agreement”, “this Agreement”, “herein”, “hereby”, “hereto” and “hereof” and similar expressions mean and refer to this Agreement and includes any Schedules attached hereto and any agreement amending this Agreement or any agreement or instrument which is supplemental or ancillary hereto; and the expressions “Article”, “Paragraph” and “Subparagraph” followed by a number or letter or combination thereof, or “Schedule” followed by a letter, mean and refer to the specified Article, Paragraph, Subparagraph of, or Schedule to, this Agreement;

b)
“Assets” means an undivided sixty-five (65%) percent working interest and an undivided fifty-two (52%) percent net revenue interest in and to the Petroleum Rights, and an undivided sixty-five (65%) percent interest in the Tangibles and the Miscellaneous Interests;

c)
“Closing” means the delivery by Fellows Energy to Quaneco of the Initial Payment, the commitment by Fellows Energy to its share of the Phase One Drilling Program, and such other actions, all as further detailed in Paragraph 3.1, occurring on the Closing Date, at the offices of Fellows Energy, Ltd. in Broomfield, Colorado;

d)
“Closing Conditions” means the conditions set out in Paragraph 3.2, which are for the sole benefit of Fellows Energy and which may be waived in whole or in part by Fellows Energy at any time on or before the Closing Date;

e)	“Closing Date” means the hour of 2:00 p.m. MST on March 16 , 2004, or such other time and date as may be agreed upon in writing by Quaneco and Fellows Energy;

f)	“Dollars” or “$” means the official and legal currency of the United States of America;

g)
“Force Majeure” means any acts of God, including flood, fire, storms, lightning, landslides and earthquakes; any strikes, lockouts or other industrial disturbances; acts of war, blockades, insurrections, riots, arrests and restraints of rulers and peoples, civil disturbances and explosions; the binding order of any court or governmental authority; the issuance of a moratorium or significant restriction on drilling activity by any court or governmental authority; and any other cause, whether of the kind herein enumerated or otherwise, not within the control of the Party claiming suspension and which, by the exercise of due diligence, is unpreventable or incapable of being overcome. Lack of funds and economic hardship will not constitute Force Majeure;

h)	“Initial Payment” means the non-refundable payment, to be made by Fellows Energy to Quaneco at Closing, of Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00).

i)
“Leases” means, collectively, any and all leases, and other documents of title including, without limitation, all agreements granting, reserving or otherwise conferring rights to explore for, drill for, produce, take, use, market, share in the production of or the proceeds from the sale of Petroleum Substances; and rights to acquire any of the foregoing rights; but only if the foregoing pertain in whole or in part to Petroleum Substances within, upon or under the Option Lands, including, without limitation, those leases set out in Schedule “A” under the heading “Leases”;

j)
“Miscellaneous Interests” means all right, title, estate and interest (whether absolute or contingent, legal or beneficial), of Quaneco in and to all property, assets and rights (other than the Petroleum Rights or Tangibles) pertaining to the Petroleum Rights or Tangibles including, without limitation:

(i)	all contracts, agreements, and documents relating to the Petroleum Rights;
(ii)
all surface leases, surface access right-of-way and damage agreements and any subsisting rights to enter upon, use or occupy the surface of any lands which are or may be used to gain access to or otherwise use the Petroleum Rights and/or the Tangibles;

(iii)	all Wells; and
(iv)	all well, pipeline and other permits, licenses and authorizations relating to the Petroleum Rights or the Tangibles;

k)
“Net Mineral Acre” means the full mineral interest in one (1) acre of Option Lands as set forth in Schedule “A”. Where consideration is expressed in this Agreement as being on the basis of dollars per Net Mineral Acre, such amount is based upon the number of Net Mineral Acres included in the Assets to be assigned to Fellows Energy pursuant to this Agreement;

l)
“Operating Agreement” means the American Association of Petroleum Landmen Model Form Operating Agreement (A.A.P.L. Form 610 - 1989 version), including the rates, elections and modifications contained therein, and incorporating the COPAS 1995 Accounting Procedure, which will be attached as an exhibit to the Operating Agreement, including the rates, elections and modifications contained therein. The Operating Agreement rates, elections and modifications will be negotiated by Quaneco and Fellows Energy and added as an addendum to this Agreement prior to the Closing Date;

m)	“Option” means the exclusive and irrevocable option granted by Quaneco to Fellows Energy to acquire the Assets, exercisable in accordance with Paragraph 4.1;

n)
“Option Lands” means the lands as described in Schedule “A”, together with the rights to explore for and recover the Petroleum Substances within, upon or under such lands, insofar only as such rights are granted by the Leases;

o)	“Option Period” means:

(i)
for Phase One of the Option Lands, as described in Schedule “A”, the period in time of six (6) months from the Closing Date, provided that if the Phase One Drilling Program is not completed within six (6) months from the Closing Date, due to delays caused by Force Majeure situations, the Option Period will be extended for a concurrent period of time equal to the period of time the Force Majeure situation existed; and

(ii)
for Phase Two of the Option Lands, as described in Schedule “A”, the period in time of twelve (12) months from the Closing Date provided that if the Phase Two Drilling Program is not completed within twelve (12) months from the Closing Date, due to delays caused by Force Majeure situations, the Option Period will be extended for a concurrent period of time equal to the period of time the Force Majeure situation existed;

p)	“Party” and “Parties” means the entity or entities, as the case may be, named in the first paragraph of this Agreement and any respective permitted successors or assigns;

q)	“Permitted Encumbrances” means:

(i)
liens for Taxes not at the time due or delinquent or the validity of which is being contested at the time in good faith by or on behalf of Quaneco, but only to the extent Quaneco, at its option, elects to indemnify Fellows Energy against such claims;

(ii)
builder’s, mechanic’s, laborer’s, carrier’s, warehouseman’s, materialman’s and similar liens being contested in good faith or not then delinquent, but only to the extent Quaneco, at its option, elects to indemnify Fellows Energy against such claims;

(iii)	easements, rights of way, servitudes or other similar rights in land which do not materially detract from the value of the land concerned or materially impair the use of the Assets affected thereby;
(iv)	rights of general application reserved to or vested in any governmental authority to levy Taxes on the Petroleum Substances or the income therefrom;
(v)
statutory exceptions to title, and the reservations, limitations, provisos and conditions in any original grants from the governments of the States of Utah or Wyoming or the United States of America of any of the mines and minerals within, upon or under the Option Lands; and

(vi)
lessor royalties, royalty burdens, liens, adverse claims, and other encumbrances (collectively the “Royalties” in this definition) set forth in Schedule “B” attached hereto or if such Royalties are not actually described, that total of such Royalties that result in Quaneco’s net revenue interest in the Leases equal eighty-percent (80%), as such net revenue interest is described under the heading “Lease NRI” in Schedule “A”;

r)	“Petroleum Rights” means all of Quaneco’s interest in and to the Leases, to the extent applicable to the Option Lands, as set forth in Schedule “A”;

s)
“Petroleum Substances” means any of crude oil, crude bitumen and products derived therefrom, synthetic crude oil, petroleum, natural gas, natural gas liquids, coalbed methane, and hydrocarbons related to any of the foregoing, to the extent granted by or under the Leases, insofar only as they pertain to the Option Lands;

t)
“Phase One Drilling Program” means the expenditure by Fellows Energy, after Closing, of approximately One Million Dollars ($1,000,000.00) to drill, test, complete, production test and shut-in or plug and abandon a minimum of five (5) core holes, the location and depth of the core holes to be mutually agreed to by the parties, on the Option Lands in the Prospect Area, as further detailed in Paragraph 3.3;

u)
"Phase Two Drilling Program" means the expenditures by Fellows Energy after the Phase One Drilling Program of at least One Million Dollars ($1,000,000.00) to complete a pilot well program of Fellows Energy's design.

v)
“Prospect Area” means the area containing the Option Lands and the area in which the Parties agree to jointly acquire lands, pursuant to the terms and conditions as set out in Article VII. The Prospect Area is identified in the map attached as Schedule “C”;

w)
“Purchase Price 1” means the consideration payable by Fellows Energy to Quaneco, if Fellows Energy exercises the Option on Phase I of the Option Lands, of $15 per net mineral acre acquired of part or all of the Option Lands (maximum investment of 183,945 net mineral acres x 65% x $15 = $1,793,463.70);

x)
“Purchase Price 2” means the consideration payable by Fellows Energy to Quaneco, if Fellows Energy exercises the Option on Phase II of the Option Lands, of $35 per net mineral acres of part or all of the Option Lands (maximum investment of 183,945 net mineral acres x 65% x $35 = $4,184,748.70);

y)
“Tangibles” means all of Quaneco’s interest in and to any and all tangible and depreciable property including, without limitation, all well equipment located on the wellsites of the Wells located on the Option Lands;

z)
“Taxes” means all taxes imposed at a federal, state, county or local level affecting or related to the Assets, including but not limited to any windfall profit taxes, excise taxes, ad valorem taxes, production taxes and severance taxes, including interest and penalties, if any, thereon (but exclusive of federal and state income taxes and franchise or other taxes imposed upon Quaneco and Fellows Energy) incurred or accruing after the Closing Date; and

aa)	“Wells” means all producing, suspended, shut-in, disposal or injection wells located on the Option Lands including, without limitation, the wells set forth and described in Schedule “A”.

1.2 Schedules

There is appended to this Agreement the following Schedules:

a)	Schedule “A”, containing a description of the Option Lands, Leases, Permitted Encumbrances and the Wells;

b)	Schedule "B" containing a description of the Royalties that burden the Option Lands;

c)	Schedule “C”, containing a map which identifies the Prospect Area; and

d)	Schedule “D”, describing the drilling and geological requirements for Fellows Energy’s operations during the Phase One Drilling Program.

The Schedules are incorporated herein as though contained in the body hereof. Wherever any term or condition, express or implied of the Schedules conflict or are at variance with any term or condition in this Agreement, such term or condition of this Agreement will prevail.

1.3 Applicable Law

This Agreement will, in all respects, be subject to, construed and enforced in accordance with the laws of the State of Utah, without regard to principles of conflict of laws. Except with those matters which are the subject of arbitration as provided in Paragraph 9.7, the Parties do hereby irrevocably submit and attorn to the jurisdiction of the courts of the State of Utah for all other matters arising out of or in connection with this Agreement.

1.4 Successors and Assigns

This Agreement will enure to the benefit of and be binding upon the respective successors and permitted assigns of the Parties, subject to compliance with the provisions of Paragraph 9.6.

1.5 Interpretation

a)	Included Words: Words importing the singular number include the plural and vice versa and words importing gender include the masculine, feminine and neuter genders.

b)
Waiver and Amendment: No failure of any Party in exercising any right or remedy hereunder will operate as a waiver thereof, nor will any single or partial exercise of any such right or remedy preclude any other or further exercise thereof or the exercise of any right or remedy in law or in equity or by statute or otherwise conferred. No waiver or amendment of any provision of this Agreement will be effective unless waived or varied by an instrument in writing dated subsequent to the date hereof, executed by duly authorized representatives of all Parties.

c)	Time: Time will be of the essence of this Agreement.

d)
Entire Agreement: This Agreement constitutes the entire agreement of the Parties relative to the subject matter contained herein, and there are no oral or other representations or warranties connected with the subject matter hereof other than as are contained herein, except as and to the extent that any other agreement, document, or instrument, whether the whole or any terms thereof, may be incorporated herein by reference, or authorized, required or permitted by the terms hereof, or obligations contained therein may be assumed by any of the Parties or stated herein to be of continuing effect. Wherever any term or condition, express or implied of a document delivered in pursuance hereof conflicts or is at variance with any term or condition in this Agreement, such term or condition of this Agreement will prevail. Subject to the foregoing, this Agreement supercedes all prior agreements between the Parties relating to the subject matter contained herein.

ARTICLE II - TITLE OBJECTIONS AND THIRD PARTY RIGHTS AND CONSENTS

2.1 Title Review

Prior to the Closing Date, Fellows Energy will review Quaneco's title to the Assets. In Fellows Energy’s review of Quaneco’s title to the Assets, if any encumbrance, encroachment, claim or defect is disclosed by Fellows Energy’s title opinions or by the title information provided by Quaneco to Fellows Energy, county records, Bureau of Land Management records, or any other source, other than Permitted Encumbrances, which in the opinion of Fellows Energy renders title to the Assets not good or marketable or which otherwise constitutes a breach of any warranty or representation of Quaneco herein pertaining to the Assets, and which Fellows Energy does not waive (all of which herein are called “Title Defects”), Fellows Energy will give written notice to Quaneco of such Title Defects not later than five (5) days prior to the Closing Date Such notice will include a description of each Title Defect and the Option Lands affected thereby. Quaneco will diligently make all reasonable efforts to cure or rectify all Title Defects, not later than three (3) days prior to the Closing Date.

2.2 Cure

If the Title Defects are not cured or removed to the satisfaction of Fellows Energy at least three (3) days prior to Closing, Fellows Energy may, as its sole remedy for such Title Defects, elect in writing to:

a)	not close this Agreement, if the total of the Title Defects, which are not cured or removed to the satisfaction of Fellows Energy, affect more than fifteen (15%) percent of the Assets;

b)
grant a further period or periods of time, not to exceed fifteen (15) days, within which Quaneco will attempt to cure or remove the Title Defects, in which event the Closing Date will be deferred for a like period;

c)	waive the uncured Title Defects; or

d)
delete the affected Assets from this transaction and reduce the Purchase Price 1 and/or Purchase Price 2, as the case may be, if Fellows Energy exercises the Option) accordingly, which remedy must be mutually agreed to by Quaneco and Fellows Energy.

ARTICLE III - CLOSING AND PHASE ONE DRILLING PROGRAM

3.1 Closing

Subject to the Closing Conditions, at Closing, the following will occur, all of which will be deemed to have occurred simultaneously:

a)	Fellows Energy will deliver one hundred (100%) percent of the Initial Payment to Quaneco, on behalf of Fellows Energy, by wire transfer of funds to a bank and bank account of Quaneco’s choosing;

b)
Quaneco and Fellows Energy will execute, acknowledge and deliver a mutually agreeable memorandum of this Agreement, suitable for recording where appropriate, which will give notice of this Agreement and the rights of the Parties;

c)
Quaneco will execute and deliver to Fellows Energy a designation of operator or other documents that might be reasonably required to afford Fellows Energy access to the Option Lands and Leases in order to conduct the Phase One Drilling Program.

3.2 Closing Conditions

The obligation of Fellows Energy to attend Closing, pay the Option Payment and commit to its share of the Phase One Drilling Program is subject to the following Closing Conditions:

a)
Fellows Energy will have done such due diligence regarding Quaneco's interest in and title to the Assets including, but not limited to, verification that the Parties comprising Quaneco collectively own a one hundred (100%) percent working interest in the Option Lands and the Leases, the Leases have a net revenue interest of not less than eighty (80%) percent and that Quaneco is capable of assigning the Assets to Fellows Energy;

b)	Fellows Energy will have the opportunity to review, and will be satisfied with, all agreements relating to Quaneco's interest in the Assets;

c)	At the Closing Date, Fellows Energy shall be designated as operator for the exploration, development and production of all coalbed methane on the Option Lands and within the Prospect Area;

d)	The Assets and the Prospect Area will not be subject to any contracts for the production, sale and transportation of petroleum substances.

3.3 Phase One Drilling Program

Fellows Energy agrees to complete the Phase One Drilling Program during the initial six (6) months of the Option Period. The expenditure amount required by Fellows Energy in the Phase One Drilling Program will include all direct costs incurred by Fellows Energy’s staff or consultants (limited to ten (10%) percent of the total spent) to manage the Phase One Drilling Program, but will not include any of Fellows Energy’s overhead and managerial costs. All information, data, records and related materials from the Phase One Drilling Program activity will be the joint property of the Parties and Fellows Energy will provide such information to Quaneco as it is obtained In the event Fellows Energy does not elect to exercise the Purchase Price 1, then any costs incurred and paid by Fellows Energy in the Phase One Drilling Program, including any costs incurred in excess of the One Million Dollars ($1,000,000.00), will vest and inure to the sole benefit of Quaneco.

3.4 Phase Two Drilling Program

In the event that Fellows Energy elects to exercise Purchase Price 1, Fellows Energy agrees to complete the Phase Two Drilling Program during the initial twelve (12) months of the Option Period. The expenditure amount required by Fellows Energy in the Phase Two Drilling Program will include all direct costs incurred by Fellows Energy’s staff or consultants (limited to ten (10%) percent of the total spent) to manage the Phase Two Drilling Program, but will not include any of Fellows Energy’s overhead and managerial costs. All information, data, records and related materials from the Phase Two Drilling Program activity will be the joint property of the Parties and Fellows Energy will provide such information to Quaneco as it is obtained In the event Fellows Energy does not elect to exercise the Purchase Price 2, then any costs incurred and paid by Fellows Energy in the Phase Two Drilling Program, including any costs incurred in excess of the One Million Dollars ($1,000,000.00), will vest and inure to the sole benefit of Quaneco.

3.5 Activity During Option Period

a)	During the Option Period, Fellows Energy will assume the responsibilities of operator, and conduct all operations consistent with its ultimate ownership interest as if it had exercised the Option.

b)
The Parties further agree that, after Fellows Energy’s payment of the Initial Payment to Quaneco at Closing, and during the Phase One and Phase Two Option Period, the ongoing operation of the Option Lands and Leases and relationship between the Parties in respect of the Option Lands and Leases and the Phase One and Phase Two Drilling Programs will be governed by this Agreement.

c)
All of Fellows Energy’s operations in the Phase One and Phase Two Drilling Programs will be conducted in a careful and workmanlike manner consistent with good oil field practices and in compliance with all applicable laws, rules and regulations, and in accordance with the drilling and geological requirements set out in Schedule “D”. Fellows Energy agrees to comply with and observe all of the terms and conditions of the Leases and amendments, addendums and exhibits thereto, covering the Option Lands. Fellows Energy agrees to indemnify and save Quaneco harmless from all claims, demands, losses, damages and liabilities resulting from or arising out of the violation of any such laws, rules and regulations or the breach of any provisions of such Leases, and agrees to defend any suit that may be brought and pay any judgment that may be rendered against Quaneco for any such breach or violation as a result of Fellows Energy’s operations in the Phase One and Phase Two Drilling Program.

ARTICLE IV - EXERCISE OF OPTION

4.1 Exercise of the Option (s)

a)
On or before the end of the initial six month Option Period for the Option Lands, Fellows Energy may elect to exercise the Option to perform the Phase Two Drilling Program of the Option Lands. If Fellows Energy elects to exercise the Option to perform the Phase Two Drilling Program on the Option Lands, it must provide its election in writing to Quaneco and pay to Quaneco the Purchase Price 1. On or before the twelve (12) month Option Period on the Option Lands, Fellow Energy may elect to exercise the Purchase Price 2 to acquire the Assets in the Option Lands, it must provide its election in writing to Quaneco and pay to Quaneco the Purchase Price 2. Upon Fellows Energy electing to exercise the Option and concurrently with Fellows Energy paying the Purchase Price 2, Quaneco will deliver the assignments and other conveyances of the Assets in the Option Lands to Fellows Energy within ten business days, and Fellows Energy and Quaneco will thereafter participate in all future work on the Option Lands and Leases at their respective working interests, subject to the Operating Agreement, with Fellows Energy named as operator therein. In the event Fellows Energy does not elect to exercise the Option to pay Purchase Price 2 and to acquire the Assets in the Option Lands, then Fellows Energy’s right to acquire the Assets will terminate, Fellows Energy will no longer be the operator of any of the Option Lands and the Option Payment and any other payments and all information from the Drilling Program will be retained by Quaneco.

ARTICLE V - REPRESENTATIONS AND WARRANTIES

5.1 Covenants, Representations and Warranties of Quaneco

Fellows Energy acknowledges that the acquisition of the Assets is on an “as is, where is” basis, without representation and warranty and without reliance on any information provided to Fellows Energy by Quaneco or any third party, and Quaneco, where applicable and as the case may be, make the following representations and warranties to Fellows Energy in respect of the Assets:

a)
Quaneco is a valid and subsisting limited liability company and is validly existing under the laws of its jurisdiction of organization and the jurisdiction within which the Assets are located; and has all requisite power and authority to assign a proportionate interest in the Petroleum Rights, Tangibles and Miscellaneous Interests which together will comprise the Assets;

b)
the transactions contemplated in this Agreement have been duly and validly authorized and all documents and instruments contemplated in this Agreement, including this Agreement, have been duly and validly authorized, executed and delivered;

c)
the transactions contemplated in this Agreement will not violate, nor be in conflict with any provisions of Quaneco's constituting documents, by-laws or governing documents, or any agreement or contract or instrument to which it is a party or by which it is bound or any judgment, decree, order, statute, rule or regulations applicable to it;

d)	this Agreement, and all documents and instruments contemplated thereby, are legal, valid and binding obligations of Quaneco, enforceable against it in accordance with their respective terms;

e)
Quaneco has incurred no obligation or liability for broker’s or finder’s fees in respect of this Agreement, or the transactions contemplated hereby, for which Fellows Energy will have any obligation or liability;

f)
the Assets are free and clear of all mortgages, pledges, liens, charges, burdens and encumbrances (other than the Permitted Encumbrances) created by, through or under Quaneco, but, subject to the foregoing, Quaneco will not be bound to convey and does not warrant any better title to the Assets than it now has;

g)
Quaneco has received no notice of default including, without limitation, a notice of work required to be done, under any agreement relating to the Assets to which it is a party or by which it is bound, or with respect to any statute, order, writ, injunction or decree of any governmental agency or of any court which might adversely affect the Assets;

h)
Quaneco has made or has caused to be made proper and timely payments of all royalties, bonus payments, option payments, rentals and deposits due under the Leases and has complied with, performed, observed and satisfied or has caused to be complied with, performed, observed and satisfied all material terms, conditions, obligations and liabilities which have arisen under any of the provisions of any of the Leases or any agreements or instruments or any statute, order, writ, injunction or decree of any governmental agency or of any court relating to the Assets;

i)
subject to the Permitted Encumbrances, Quaneco has done no act or suffered or permitted no action to be done whereby any individual or legal entity has acquired or may acquire any interest in or to the Assets;

j)
there are no existing or outstanding authorities for expenditures related to the Assets, nor any other financial commitments which are now outstanding or due, other than usual operating expenses incurred in the normal course of business;

k)	to the best of its knowledge, without having made any special inquiry, all Taxes that pertain to the Assets and that are due and payable by Quaneco have been properly paid;

l)
to the best of its knowledge, without having made any special inquiry, no suit, action or other proceeding is commenced, pending or threatened before any court or governmental agency or tribunal, which might have a material adverse affect on the Assets;

m)
subject to the rents, covenants, conditions and stipulations contained in the Leases, Fellows Energy may enter into and upon, hold and enjoy the Leases for the residue of their respective terms and all renewals or extensions of the Leases for its own use and benefit, without any lawful interruption by Quaneco or any individual or entity claiming, or to claim, by, through or under Quaneco, except pursuant to Permitted Encumbrances;

These representations and warranties of Quaneco herein contained are true in all respects when made and additionally will be true on and as of the Closing Date. These covenants, representations and warranties will either be in or deemed to apply to the assignments and other conveyances described in Paragraph 3.1, and there will not be any merger of any covenant, representation or warranty in such assignments and other conveyances, any rule of law, equity or statute to the contrary notwithstanding, and all such covenants, representations and warranties will survive Closing for a period of twenty four (24) months.

5.2 Covenants, Representations and Warranties of Fellows Energy

Fellows Energy hereby covenants with, and represents and warrants to Quaneco in respect of the Assets, that:

a)
Fellows Energy is a valid and subsisting corporation and is validly existing under the laws of its jurisdiction of incorporation and the jurisdiction within which the Assets are located, and has all requisite power and authority to acquire the Assets;

b)
the transactions contemplated in this Agreement have been duly and validly authorized and all documents and instruments contemplated in this Agreement, including this Agreement, have been duly and validly authorized, executed and delivered;

c)
the transactions contemplated in this Agreement will not violate, nor be in conflict with any provisions of Fellows Energy's constituting documents, by-laws or governing documents, or any agreement or contract or instrument to which it is a party or by which it is bound or any judgment, decree, order, statute, rule or regulations applicable to it;

d)	this Agreement, and all documents and instruments contemplated thereby, are legal, valid and binding obligations of Fellows Energy enforceable against it in accordance with their respective terms;

e)
Fellows Energy has incurred no obligation or liability for broker’s or finder’s fees in respect of this Agreement or the transactions contemplated hereby for which Quaneco will have any obligation or liability;

f)	Fellows Energy is acquiring the Assets as principal and not as an agent of a third party.

These representations and warranties of Fellows Energy herein contained are true in all respects when made and additionally will be true on and as of the Closing Date. These covenants, representations and warranties will either be in or be deemed to apply to the assignments and other conveyances described in Paragraph 3.1, and there will not be any merger of any covenant, representation or warranty in such assignments, any rule of law, equity or statute to the contrary notwithstanding and all such covenants, representations and warranties will survive Closing for a period of twenty four (24) months.

ARTICLE VI - ADJUSTMENTS AND OPERATING MATTERS

6.1 Adjustments

Subject to all other provisions of this Agreement, there will be no adjustments of any kind and nature relating to the operation of the Assets as of the Closing Date, except that the Parties agree to the following:

a)
prior to the Closing Date, all benefits and obligations relating to the Assets, including bonus and option payments made to the lessors of the Leases, annual delay rentals and shut-in royalties required to continue the Leases, operating costs and expenses, and capital costs, will be paid by and be the sole responsibility of Quaneco;

b)
subsequent to the Closing Date and during the Option Period, all annual delay royalties and shut-in royalties required to continue the Leases will be shared as to Quaneco thirty-five percent (35%) and Fellows Energy sixty-five percent (65%) except to the extent that Fellows Energy elects not to exercise part or all of the Option in Phase I or Phase II of the Option Lands;

c)
subsequent to the Closing Date and during the Option Period, all option payments made to the lessors of the Leases and required to extend the term of the Leases, will be shared as to Quaneco thirty-five percent (35%) and Fellows Energy sixty-five percent (65%) except to the extent that Fellows Energy elects not to exercise part or all of the Option in Phase I or Phase II of the Option Lands; and

6.2 Quaneco to Provide Notices to Fellows Energy

Following the Closing, Quaneco will forthwith provide to Fellows Energy all notices, specific information and other documents in respect of the Assets which it receives and will respond to such notices, information and other documents pursuant to the written instructions of Fellows Energy, if received on a timely basis, provided that Quaneco may (but will not be obliged to) refuse to follow instructions which it reasonably believes to be unlawful or in conflict with an applicable contract or Lease.

6.3 Specific Conveyances of Government Leases

With respect to those Leases issued by the government of the United States of America or agencies thereof, or by the State of Utah or agencies thereof, which require filing with and approval by the Bureau of Land Management or other agency of the United States of America, or by the appropriate agency by any state or local governmental authority or agency having jurisdiction thereof, (“Government Leases”), Quaneco will use its best efforts to assist and cooperate with Fellows Energy in obtaining the approval to the specific conveyance of the Assets from the agency having jurisdiction thereover. Any specific conveyances of Government Leases delivered to the Escrow Agent at Closing will:

a) be executed, acknowledged and delivered to the Escrow Agent;

b)	be on forms agreed upon between Quaneco and Fellows Energy, or where appropriate, on forms prescribed or suggested by the agency having jurisdiction thereover;

c)	evidence the assignment of the Assets; and

d)	not modify any of the terms, covenants and warranties herein set forth (except to the extent the specific conveyance better describes the particular Lease and Option Lands).

Each specific conveyance and this Agreement will, when taken together, be deemed to constitute but one assignment by Quaneco of the Assets as described in such specific conveyance.

ARTICLE VII - AREA OF MUTUAL INTEREST

7.1	Area of Mutual Interest

a)
In this Article “mutual interest lands” means any leases, and any other documents of title including without limitation any agreements granting, reserving or otherwise conferring rights to explore for, drill for, produce, take, use, market, share in the production of or the proceeds from the sale of Petroleum Substances; any portion of which lie fifty (50%) percent or more within the Prospect Area.

b)
The provisions of this Article will exist from the date of this Agreement and remain in effect until twenty four (24) months after Fellows Energy exercises the Option to acquire the Assets in the Option Lands, or, in the event Fellows Energy does not exercise the Option and its right to acquire the Assets in the Option Lands is terminated or expires, then the provisions of this Article will no longer be in effect as of the date of such termination or expiration.

c)
Each of the Parties represents and warrants that it is not a party to any agreement which predates this Agreement whereby it is obligated to offer an interest in any mutual interest lands to any third party, who is not a Party.

d)
For the purpose of this Article, only money consideration actually paid for an interest in any mutual interest lands will be reimbursed. If one of the Parties (“Acquiring Party”) acquires an interest in mutual interest lands, the Acquiring Party will forthwith give written notice to the other Parties together with all pertinent information with respect thereto. Each of the other Parties will have the option to acquire an interest from the Acquiring Party equal to their respective participating interest, exercisable by payment of the proportionate share of the costs of acquisition within sixty (60) days of receipt of notice of the acquisition. If the non-acquiring parties comprise more than one party and if one of the other parties does not exercise the option hereinbefore provided, the party (or parties) exercising the option will have a further option, exercisable by payment within twenty (20) days of notice thereof, to acquire from the Acquiring Party its proportionate share of the interest which was offered to the party which did not exercise the option in the original instance.

e)
In the event the consideration is the fulfillment of an obligation to earn an interest instead of money consideration, then the non-acquiring party may elect to participate for its proportionate share in fulfilling such obligation, to earn its proportionate share of the earnable interest. In the event the consideration is neither cash nor the fulfillment of an obligation the Acquiring Party will set out its bona fide estimate of the value in cash of the consideration and the non-acquiring party may acquire an interest as though that estimate were a cash consideration pursuant to Subparagraph 7.1(c). In case of dispute as to the reasonableness of the estimate the matter will be referred to arbitration, pursuant to the provisions of Paragraph 9.7.

f)
If any of the mutual interest lands are posted for public sale, the Parties will consult with a view to reaching an agreeable bid price for such lands and if agreement is reached Fellows Energy will make a bid therefore in the names and on behalf of all of the Parties. If agreement is not reached on a bid price by all of the Parties prior to forty-eight (48) hours before the time for submission of bids, each of the Parties may submit its own bid and may acquire an interest in the mutual interest lands for its own account and the provisions of Subparagraph 7.1(d) will not apply unless the party acquiring such lands does so at a price which differs by more than five (5%) percent from the price which such party had represented to the other parties as the price which such party would submit as a bid price, in which event such Acquiring Party must give the notice required under the provisions of Subparagraph 7.1(d).

g)
With respect to any mutual interest lands in which all of the Parties acquire a working interest pursuant to this Article, the interests of the parties therein will forthwith become subject to the Operating Agreement, with Fellows Energy being appointed as operator and the interests of the Parties will be in accordance with the respective participating interests of the Parties, pursuant to Paragraph 3.5, subject to adjustments in accordance herewith.

ARTICLE VIII - INDEMNITY

8.1 Indemnity of Quaneco

Quaneco will be liable to Fellows Energy, its officers, directors, employees, agents, successors or permitted assigns (herein referred to collectively as “Fellows Energy”) for and, in addition, will indemnify and save Fellows Energy harmless from and against all claims, liabilities, actions, proceedings, demands, losses, costs, damages and expenses whatsoever which may be brought against or suffered by Fellows Energy or which it may sustain, pay or incur, as a direct consequence of Quaneco’s breach of any of Quaneco’s representations or warranties contained in Paragraph 5.1. No claim may be made against Quaneco for such liability or indemnity or pursuant to or based in any way upon the provisions of this Paragraph 8.1 unless written notice thereof with reasonable particulars will have been provided by Fellows Energy to Quaneco within twenty four (24) months of the Closing Date. The indemnified Party hereunder will give the indemnifying Party prompt notice in writing of any claim to which this Paragraph 8.1 applies and afford the indemnifying Party the reasonable opportunity to pay, settle or contest the claim at its expense.

8.2 Indemnity of Fellows Energy

Fellows Energy will be liable to Quaneco, its officers, directors, employees, agents, successors or permitted assigns (herein referred to collectively as “Quaneco”) for and, in addition, will indemnify and save Quaneco harmless from and against all claims, liabilities, actions, proceedings, demands, losses, costs, damages and expenses whatsoever which may be brought against or suffered by Quaneco or which it may sustain, pay or incur, as a direct consequence of Fellows Energy’s breach of any of Fellows Energy’s representations or warranties contained in Paragraph 5.2. No claim may be made against Fellows Energy for such liability or indemnity or pursuant to or based in any way upon the provisions of this Paragraph 8.2 unless written notice thereof with reasonable particulars will have been provided by Fellows Energy to Quaneco within twenty four (24) months of the Closing Date. The indemnified Party hereunder will give the indemnifying Party prompt notice in writing of any claim to which this Paragraph 8.2 applies and afford the indemnifying Party the reasonable opportunity to pay, settle or contest the claim at its expense.

8.3 Non-Merger of Indemnities and Liabilities

The liabilities and indemnities contained herein will be deemed to apply to, and will not merge in, all specific conveyances conveying the Assets to Fellows Energy or otherwise provided with respect to the transaction herein.

ARTICLE IX - GENERAL

9.1 Subrogation and Substitution

Quaneco will convey, to the extent permitted, the Assets to Fellows Energy with full rights of substitution and subrogation of Fellows Energy in and to all covenants, representations and warranties by others heretofore given or made in respect of the Assets or any part thereof.

9.2 Public Announcements

There will be no public release of information of any kind by any of the Parties with respect to this Agreement, and the transactions herein provided for, unless mutually approved by the Parties, which approval will not be unreasonably withheld, or, if such release is required by the law, including necessary disclosure under the security laws, then each of the Parties will receive a copy of such release at least twenty four (24) hours prior to its dissemination.

9.3 Confidential Information

In the event Fellows Energy does not close the transaction consistent with this Agreement or chooses not to exercise the Option, Fellows Energy agrees to return all information of any kind obtained by it from Quaneco, and its agents and representatives, concerning the Assets or the Prospect Area, including proprietary data obtained from drilling and testing coalbed methane wells on the Option Lands (“Information”), and to keep any and all Information obtained by Fellows Energy or its agents and representatives confidential for a period of two (2) years from March 12, 2004. The Information obtained by Fellows Energy will not be considered confidential if:

a)	it obtained such Information from the public domain other than as a result of a disclosure by Fellows Energy, or one of its agents or representatives;

b)
such Information became available to Fellows Energy on a non-confidential basis from a source other than Quaneco, or one of its agents or representatives, where that source has represented to Fellows Energy it is entitled to disclose it; or

c)	such Information was known to Fellows Energy on a non-confidential basis prior to its disclosure to Fellows Energy by Quaneco, or one of its agents or representatives.

9.4 Severability

If, and to the extent that, any court of competent jurisdiction determines that it is impossible to construe any provision of this Agreement and consequently holds that provision to be invalid, illegal or unenforceable, such holding will in no way affect the validity of the other provisions of this Agreement, which will remain in full force and effect.

9.5 Further Assurances

The Parties will, from time to time, on and after Closing, at the request of the other and without further consideration, execute and deliver all such other and additional instruments, notices, releases and other documents, and will do all such other acts and things as may be necessary to more fully assure the subject matter of this Agreement, including the acquisition by Fellows Energy of the Assets.

9.6 Assignment

Except in respect of an affiliate, none of the Parties will assign their rights and obligations under this Agreement without obtaining the prior written consent of the other Parties. Where the assigning party wishes to assign its rights and obligations to an affiliate, it will provide the other Parties with prior written notice of such assignment. For this Paragraph, affiliate means a company, partnership or other legal entity which owns, directly or indirectly, fifty (50%) percent or more of a Party.

9.7 Arbitration

The Parties hereby submit all controversies, claims and matters of difference in any way related to this Agreement or the performance or breach of the whole or any part hereof to arbitration to be conducted in English in Sheridan, Wyoming, U.S.A., according to the Wyoming Uniform Arbitration Act, ________ ss ___-__-___ et seq (the “Act”) and pursuant to the commercial rules and practices of the American Arbitration Association (“AAA”) from time to time in force, except that if such rules and practices will conflict with the Act or the Wyoming Rules of Civil Procedure relating thereto (“RCP”) or any other provision of the law of the State of Wyoming then in force, such rules and provisions will govern. In addition, the Act and the RCP will supplement the AAA rules where no conflict exists. Except as authorized hereunder, arbitration of any such controversy, claim or matter of difference will be a condition precedent to any legal action thereon. This submission and agreement to arbitration will be specifically enforceable in accordance with the Act. Awards will be final and binding on all parties to the extent and in the manner provided by the RCP. Any party may apply to the Wyoming District Court having jurisdiction, for an appropriate judgement entered thereon and execution issued therefor. At the election of any party, said award may also be filed, and judgement entered thereon and execution issued therefor, with the clerk of one or more other courts, in the United States of America, or elsewhere, having jurisdiction over the party against whom such an award is rendered or its property.

9.8 No Partnership

The Parties do not intend that this Agreement create (and it shall not be construed to create) a joint venture, mining partnership, partnership or any type of association. None of the Parties are authorized to act as agent or principal for another Party with respect to any matter except as specifically provided herein.

9.9 Communications

Any notice, direction or other instrument required or permitted to be given under this Agreement by the Quaneco to Fellows Energy or Fellows Energy to Quaneco must be in writing and must be given by delivering the same personally to the following addresses:

a) if to Quaneco:

	Quaneco, L.L.C.	Quaneco, L.L.C.
	35010 Chardon Road, Suite 200	211 North Robinson
	Willoughby Hills, OH 44094	One Leadership Square, 12th Floor
Oklahoma City, Oklahoma 73102
	Attn: Mr. Paul Mysyk	Attn: Mr. Robert O’Bannon
	Fax: (440) 954-5026	Fax: (405) 235-4133

b)	if to Fellows Energy:

Fellows Energy
370 Interlocken Boulevard, Suite 400
Broomfield, CO 80021
Attn: George S. Young
Fax:

A party may from time to time change its address for service herein by giving written notice to the other party. Any notice may be served by personal service upon a party or by instantaneous electronic means to the number for notice hereunder. Any notice given by service upon a party and any notice given by instantaneous electronic means will be deemed to be given to and received by the addressee on the day (except Saturdays, Sundays, statutory holidays and days which the offices of the addressee are closed for business) of service, provided it is received within regular business hours. Any notice received outside of regular business hours will be deemed received on the next regular business day.

9.10 Counterpart Execution

This Agreement may be executed in counterpart and the counterparts together will be effective and binding on the Parties as if the same copy of this Agreement was executed by the Parties in each other's presence. Delivery of an executed counterpart may be by facsimile, which facsimile will be replaced by the delivery of three (3) executed originals as soon after signing as reasonably possible.

IN WITNESS WHEREOF the Parties have executed this Agreement as of the day and year first above written.

QUANECO, L.L.C.
Per: /s/ Paul Mysyk
Name: Paul Mysyk
Title: Managing Member

Per: /s/ Harry Schumaker
Name: Harry Schumaker
Title: Managing Member

FELLOWS ENERGY
Per: /s/ George S. Young
Name: George S. Young
Title: President

This is the counterpart execution page to a Purchase and Option Agreement for the Overthrust Prospect Area, Utah between Quaneco, L.L.C. and Fellows Energy, Ltd., dated March 12, 2004.

This is Schedule “A” attached to a Purchase and Option Agreement for the Overthrust Prospect, Utah and Wyoming between Quaneco, L.L.C. and Fellows Energy, Ltd., dated March 12, 2004.

Option Lands

Wells

This is Schedule “C” attached to a Purchase and Option Agreement for the Overthrust Prospect, Utah and Wyoming between Quaneco, L.L.C. and Fellows Energy, Ltd. dated March 12, 2004.

Map of Prospect Area

This is Schedule “B” attached to a Purchase and Option Agreement for the Overthrust Prospect, Utah and Wyoming between Quaneco, L.L.C. and Fellows Energy, Ltd. dated March 12, 2004.

Royalties

This  is Schedule “D” attached to a Purchase and Option Agreement for the Overthrust Prospect, Utah and Wyoming between Quaneco, L.L.C. and Fellows Energy, Ltd. dated March 12, 2004.

Drilling and Geological Requirements